EXHIBIT 99.1

TOHRU TONOIKE JOINS AFLAC JAPAN AS DEPUTY PRESIDENT

COLUMBUS, Georgia – January 16, 2007 – Aflac Incorporated today announced that effective February 1, 2007, Tohru Tonoike will assume the position of deputy president of Aflac Japan. He will report to Aki Kan, president and chief operating officer of Aflac Japan and chairman of Aflac International.

Prior to joining Aflac, Tonoike worked for Dai-ichi Kangyo Bank, which later merged with two other banks to form the Mizuho Financial Group. Since 2005 he has served as president and representative director of Dai-ichi Kangyo Asset Management Company, another division of the Mizuho Financial Group, where he will remain until February 1, 2007.

Tonoike has served on the Aflac board of directors since November 1, 2004.  He has submitted his resignation from the board of directors, effective January 31, 2007.  His seat on Aflac’s board of directors will be filled by an independent director to be voted upon at Aflac’s 2007 Annual Meeting of Shareholders.

In commenting on Tonoike’s new role within Aflac’s management, Aflac Japan President and Chief Operating Officer Aki Kan said: “We are thrilled Tonoike-san is joining our senior management team. As an authority in the banking industry and as a native expert on Japan’s unique business culture, his experience will complement our organization extremely well. Because Aflac is a U.S.-based company operating in Japan, Tonoike’s cultural knowledge, combined with his practical business know-how and experience, will help guide Aflac in identifying and capitalizing on the opportunities in Japan’s insurance market.”

Aflac Incorporated Chairman and Chief Executive Officer Daniel P. Amos added: “Through his service on the board of directors of Aflac Incorporated, Tonoike-san has developed a strong understanding of our company and our business needs and operations. Adding the scope of his expertise and knowledge to our senior management team will help Aflac Japan’s operations overall as we address the unique challenges and opportunities we face in Japan.”

For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for six consecutive years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for nine consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com